UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) DECEMBER 4, 2006
NORTEL NETWORKS CORPORATION
(Exact name of registrant as specified in its charter)

CANADA	001-07260	NOT APPLICABLE

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 THE WEST MALL, TORONTO, ONTARIO, CANADA		M9C 5K1

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code 905-863-0000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On December 4, 2006, the registrant entered into a definitive agreement for the sale of certain assets and the transfer of certain liabilities related to Nortel’s UMTS access business to Alcatel-Lucent, which business includes the sale of Radio Network Controllers and Node B products and OAM solutions, and related services. It follows the signing of the non-binding Memorandum of Understanding between the two companies announced September 1, 2006. The transaction is a US$320 million cash transaction, less significant deductions and transaction related costs. The parties have agreed to target a closing at year end, and in any event, expect to close by the end of February 2007. Approximately 1,700 of Nortel’s UMTS access business employees will transfer to Alcatel-Lucent.
Completion of the transaction is subject to, among other things, the conclusion of consultations with works councils and other employee representatives, finalization of the terms of certain ancillary agreements including a transitional services agreement under which Nortel will agree to provide to Alcatel-Lucent setup, infrastructure and application services for a defined period of time as well as customary closing conditions including regulatory approvals.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/s/ Gordon A. Davies

Gordon A. Davies
General Counsel — Corporate
and Corporate Secretary

By:	/s/ Anna Ventresca

Anna Ventresca
Assistant Secretary
Dated: December 6, 2006